Exhibit 99.1

2200 East Pratt Boulevard    •    Elk Grove Village, Illinois 60007-5995    •    U.S.A.

NEWS RELEASE

MSC PROMOTES NASTAS TO CHIEF OPERATING OFFICER

ELK GROVE VILLAGE, IL, October 18, 2004 — Material Sciences Corporation (NYSE:MSC), a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications, today appointed Clifford D. Nastas to the position of executive vice president and chief operating officer. In his new role Nastas will assume responsibility for the sales, marketing and operating activities related to the company’s Engineered Materials and Solutions (EMS) businesses and will continue to report to MSC’s Chief Executive Officer Ronald L. Stewart. The appointment is in support of the company’s four point strategy to maximize return to shareholders by improving operations, evaluating asset utilization, addressing costs and optimizing its organization. Nastas previously held the role of vice president and general manager of EMS.

Stewart commented, “Cliff has demonstrated his proven ability to lead and develop our Quiet Steel business as a major growth component for MSC and has certainly earned this opportunity. It’s my belief that Cliff can succeed in a similar fashion with the additional responsibility for the Coil Coating business. This move also provides a logical succession path in our executive ranks.”

On a separate note, Stewart indicated that he and Jeffrey J. Siemers, vice president and chief financial officer, will be directly handling investor relations for MSC in the future.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with a deep understanding of its markets, and the offer of specific value propositions that define how it will create and share economic value with its customers. The company’s stock is traded on the New York Stock Exchange under the symbol MSC and is included in the Standard & Poor’s SmallCap 600 Index.

Telephone: 847-439-2210            Facsimile: 847-439-0737

Press Release

October 18, 2004

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the factors, risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements. MSC undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Information about Material Sciences through the Internet is available at www.matsci.com and www. financialrelationsboard.com